Exhibit 5.1

October 5, 2007

The Board of Directors

NAVTEQ Corporation

425 W. Randolph Street
Chicago, Illinois 60606

Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on October 5, 2007 for registration under the Securities Act of 1933, as amended (the “Securities Act”),  of $500,000 of Deferred Compensation Obligations (the “Obligations”) of  NAVTEQ Corporation ( the “Company”) for issuance to participants in NAVTEQ Corporation Deferred Executive Compensation Plan (the “Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Amended and Restated Certificate of Incorporation of the Company as currently in effect, (iv) the Amended and Restated Bylaws of the Company as currently in effect, and (v) originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such other agreements, instruments, and documents of the Company, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the registration statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP